Exhibit 16.1

[Coopers & Lybrand Letterhead]




April 15, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Clark USA, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of April 1997.
We agree with the statements concerning our Firm in such 8-K, except that we were previously informed that the requisite number of Board resolutions confirming our dismissal were received on April 4, 1997.

Very truly yours,


/s/:  Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

mrl/ymf
Attachment